Exhibit 10.30
KEY EXECUTIVE INCENTIVE PROGRAM

1.
The Carlyle Group (“Carlyle”) is establishing a Key Executive Incentive Program (“KEIP”) as a sub-program within The Carlyle Group L.P. 2012 Equity Incentive Plan (the “Equity Plan”). Capitalized terms used herein, but not defined herein, shall have the meaning given such terms in the Equity Plan. Carlyle intends to make equity-based grants to certain employees under the Equity Plan, in the form of deferred restricted common units (“DRUs”) and/or common units (“Common Units”) of The Carlyle Group L.P. ( the “Partnership”), as determined in accordance with the KEIP.[1]

2.
The KEIP is a methodology for determining the number of DRUs and/or Common Units that may be granted to select key executives of the Partnership. The KEIP is intended as an incentive to such key executives to align their economic interest with the production and growth of carried interest profits that comprise part of Carlyle’s and the Partnership’s “incentive fee income”. Such alignment of economic incentives is expected to benefit investors in Carlyle funds and the holders of Common Units. Under the KEIP methodology, the number of incentive DRUs and/or Common Units to be granted to a participating executive will be determined as follows:

a.
For each calendar year commencing in 2014, all promoted portfolio investments acquired during such calendar year by any Carlyle Carry Fund (i.e., a Carlyle investment fund that produces carried interest profits) will be tracked in a separate tracking account (the “KEIP Annual Investment Pool”).[2]

b.
For each KEIP Annual Investment Pool, the amount of carried interest profits actually realized and distributed in cash (or portfolio securities in-kind, if applicable) to a fund general partner during each calendar year with respect to such KEIP Annual Investment Pool will be tracked in a separate tracking account (the “KEIP Annual Investment Pool Carry Distribution Amount”). For this purpose, any carried interest profits derived from a KEIP Annual Investment Pool that are held in escrow reserves to secure fund clawback obligations will not be treated as actually distributed until such amounts are released from the escrow reserves.

c.
For each KEIP Annual Investment Pool, a participation percentage (the “KEIP Participation Percentage”) will be assigned to each key executive who will participate in the program for that year. For each participating key executive and for each calendar year, a target incentive value (the “Annual Target Incentive Value”) relating to each KEIP Annual Investment Pool will be determined by multiplying (x) the KEIP Annual Investment Pool Carry Distribution Amount for the relevant year with respect to such KEIP Annual Investment Pool by (y) such key executive participant’s KEIP Participation Percentage relating to such KEIP Annual Investment Pool.

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1.	KEIP DRUs are in addition to grants of other DRUs to which such executive officer may be entitled under the Equity Plan.

2.
In the event of a fund managed by a joint venture between Carlyle and a third party, the portion of the underling fund investment portfolio that will be included in the relevant KEIP Annual Investment Pool will equal at least Carlyle’s joint venture ownership percentage of such portfolio. In appropriate circumstances, it is possible that a larger portion of the underlying fund portfolio investments will be included in the relevant KEIP Annual Investment Pool (e.g., if the joint venture partner is the functional equivalent of a deal team that receives 45% or less of the carried interest from a typical Carlyle fund).

d.
For each KEIP Annual Investment Pool and for each calendar year, a participating key executive will be granted a number of DRUs under the Equity Plan (“KEIP DRUs”) equal to (x) the Annual Target Incentive Value for such year, if any, with respect to the relevant KEIP Annual Investment Pool, divided by (y) the “Fair Market Value,” as defined in the Equity Plan, of the Common Units on the date of grant (or a recent date selected for administrative convenience), and rounded up to the nearest whole Common Unit. KEIP DRUs with respect to carry distributions during a given calendar year will be granted in two semi-annual installments with respect to each KEIP Annual Investment Pool (e.g., KEIP DRUs related to carry distributions during the first and second calendar quarters of each year are expected to be granted on November 1 of such year, and KEIP DRUs related to carry distributions during the third and fourth calendar quarters of each year are expected to be granted on May 1st of the following year).[3] A participant must be employed by, or otherwise providing services to, Carlyle or an “Affiliate” (as defined in the Equity Plan) at the time of grant as a condition of receiving the grant, in accordance with the Equity Plan.

e.
KEIP DRUs granted pursuant to the Equity Plan will initially be unvested but will vest fully on the six-month anniversary of the grant date with respect to such KEIP DRUs. In addition, KEIP DRUs will become fully vested upon (x) the death or disability of the participant, (y) the termination of employment of a participant by the Carlyle employer “without cause”, and/or (z) the termination of Carlyle employment by a participant for “good reason”.[4] Upon a termination of a participant’s employment (by participant or by the Carlyle employer) for any other reason, unvested KEIP DRUs will be forfeited.

f.	Upon vesting of KEIP DRUs, an equivalent number of Common Units will be delivered promptly to a brokerage account designated by Carlyle for the participant’s benefit.

3.
Grants of KEIP DRUs and the issuance of Common Units described herein are subject to the prior approval of the Equity Plan Administrator. Carlyle will use commercially reasonable efforts to obtain approval of such grants by the Equity Plan Administrator.

4.
This Program is the basis for the development and implementation of a sub-program under the Equity Plan. The sub-program may evolve in ways that correct the mechanics contemplated herein, and the completion of the design and implementation of the Program will be accomplished in consultation with Carlyle senior management, including the KEIP participants.

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3.
For administrative convenience, if the aggregate value of KEIP DRUs that would otherwise be granted with respect to carry distributions during a particular semi-annual period would be less than a threshold of $100,000, the granting of such KEIP DRUs will be deferred until the next semi-annual period for which the threshold is met.

4.
The relevant definitions of “cause” and “good reason” will be defined by incorporating definitions from employment agreements, if any, applicable to each KEIP participant; and such definitions may vary by participant.

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